Exhibit 2.3

CONTRACT ASSIGNMENT

This CONTRACT ASSIGNMENT (this “Agreement”), is made and entered into as ofthe 28th day of December 2022, by and among Joseph M. Davis, an individual residing in the State of Indiana (“J. Davis,” or, as the context requires, “Assignor”), and Aqua Power Systems, Inc., a Nevada corporation (“APSI,” or, as the context requires, “Assignee”). J. Davis and APSI are each a “party” and collectively, the “parties.” Capitalized terms used herein but not defined shall have the meanings as set forth and defined in the SPA (as defined below).

RECITALS

WHEREAS, Timothy E. Evans, an individual residing in the State of Indiana (“T. Evans”), James L. Evans, an individual residing in the State of Indiana (“J. Evans”), and Bulwark Capital, L.L.C., an Indiana limited liability company (“Bulwark,” and collectively with T. Evans and J. Evans, the “Sellers”) and J. Davis are parties to a certain Multiparty Stock Purchase Agreement, dated of equal date herewith (the “SPA”);

WHEREAS, pursuant to Section 5.06 of the SPA, Sellers have consented to the assignment by J. Davis of his right, title and interest in, to and under the SPA to APSI provided that APSI expressly assumes all of the obligations of J. Davis under the SPA, the Promissory Note(s), and the Assignment(s) and Pledge(s) of Stock (collectively, the “Transaction Documents”); and

WHEREAS, to evidence and effect the sale, transfer, conveyance, assignment and delivery of the SPA, Assignor has agreed to execute and deliver this Agreement to Assignee, and Assignee has agreed to execute and deliver this Agreement to Assignor.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	Assignment of the SPA. On the terms and subject to the conditions set forth in the SPA and herein, Assignor hereby sells, assigns, transfers, conveys and delivers to Assignee, all of Assignor’s right, title and interest in, to and under the SPA.

2.	Acceptance of SPA and Assumption of Obligations. On the terms and subject to the conditions set forth in the SPA and herein, Assignee does hereby accept the assignment of the SPA from Assignor and expressly assumes all of Assignor’s obligations under the Transaction Documents.

3.	Amendments. No amendment or waiver of compliance with any provision of the Transaction Documents or hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by each party against whom enforcement of such amendment, waiver or consent is sought.

4.	Entire Agreement. This Agreement is made subject to all representations, warranties and covenants of the parties set forth in the Transaction Documents, all of which shall survive this conveyance. Nothing contained in this Agreement shall be deemed to defeat, impair, limit, supersede, amend or modify any of the terms, conditions or provisions of the Transaction Documents or any rights, claims, remedies, or obligations of the parties or the Sellers under the Transaction Documents and, to the extent of any conflict between the SPA and this Agreement, the terms and provisions of the SPA shall prevail.

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5.	Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5):

If to Assignor:	Joseph M. Davis
6195 County Road 68
Spencerville, Indiana 46788
E-mail: joedavis@traditiontrans.com

If to Assignee	Aqua Power Systems Inc.
2180 N. Park Ave, Suite 200
Winter Park, FL 32789
Attn: President

6.	Governing Law. This Agreement and all matters arising out of or relating to this Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Indiana, without giving effect to any conflict of laws rule or principle that might require the application of the laws of another jurisdiction.

7.	Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

8.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

9.	Further Actions. The parties shall each use reasonable efforts to take, or cause to be taken, all appropriate actions and to do, or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable to consummate the transactions contemplated hereby as expeditiously as possible.

10.	Third-Party Beneficiaries. Except with respect to T. Evans, J. Evans, Bulwark, and Joseph J. Montel, an individual residing in the State of Indiana and the sole member of Bulwark, who are intended third-party beneficiaries of this Agreement and shall have the right to enforce their respective rights under this Agreement as if they were a direct party, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.	Authority/Capacity to Sign. Each party represents and warrants to the other that it is duly authorized and has all necessary capacity to enter into this Agreement and to perform its obligations hereunder without the consent or approval of any other party and that the person signing on its behalf is duly authorized to sign on behalf of such party.

[Signature Pages Follows]

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IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.

“ASSIGNOR”

/s/ Joseph M. Davis
Joseph M. Davis

“ASSIGNEE”

AQUA POWER SYSTEMS, INC.

By:	/s/ Stephen Carnes
Printed:	Stephen Carnes
Title:	Director

By:	/s/ Robert Morris
Printed:	Robert Morris

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